Exhibit 99.1

eMagin Corporation Reports Preliminary Fourth-Quarter 2021  Results

Company Anticipates Increased Fourth-quarter Product Revenues in the range of $6.8 million to $7.0 million

Advanced OLED Manufacturing Equipment to be Added to Production Line Through 2022

HOPEWELL JUNCTION, N.Y. – January 20, 2022– eMagin Corporation, or the “Company”, (NYSE American: EMAN),  a leader in the development, design, and manufacture of high-resolution micro OLED displays for virtual and augmented reality solutions, today announced its preliminary revenues for the fourth quarter of 2021 and 2021 year-end sales backlog.

The Company’s product revenue for the fourth quarter is expected to be in the range of $6.8 million and $7.0 million, representing a 10% to 13% increase from the fourth quarter of 2020, and a 28% to 32% sequential increase from the third quarter of 2021. The Company’s contract revenue for the fourth quarter is expected to be approximately $0.2 million, compared with $1.5 million in the fourth quarter of 2020. Total revenue for the fourth quarter is expected to be in the range of $7.0 million to $7.2 million, compared with total revenue of $7.7 million for the fourth quarter of 2020.

“We expect to end the year with a positive fourth-quarter book-to-bill ratio on strong fourth-quarter bookings that exceeded $7.1 million, positioning us well for the year ahead,” said eMagin CEO Andrew G. Sculley. “Our core military business is benefitting from a ramp-up in volume of our existing programs and we are actively pursuing several additional programs.”

“Additionally, following the positive reception among industry analysts and trade media for our greater than 10,000 cd/m2 Direct Patterning Display (dPd™) prototypes, which we unveiled in October and believe to be the brightest high-resolution, full-color OLED microdisplays in the world, we continue to have active discussions with customers regarding a variety of consumer, industrial and military applications. We look forward to sharing additional details regarding our product roadmap and fourth quarter results on our fourth-quarter conference call in March.”

“Our expected fourth quarter 2021 growth in product revenue compared to last year’s fourth quarter reflects continued improvements in our manufacturing yields, production throughput and overall operating effectiveness,” said eMagin CFO Mark Koch. “The expected quarter-over-quarter decline in contract revenue was primarily due to the timing of certain development work for a tier-one consumer customer. eMagin is continuing to work on this project and anticipates ongoing contract revenue with this customer.”

As of December 31, 2021, the Company’s backlog of open orders scheduled for delivery over the next twelve months, was approximately $13.8 million, an increase of more than 26% from the backlog of $10.9 million at the end of 2020, and an increase of approximately 5% from the $13.2 million backlog as of the end of the third quarter of 2021. As of December 31, 2021, the Company had cash of approximately $5.4 million compared with cash of $8.3 million as of December 31, 2020, and $7.3 million as of September 30, 2021. The Company’s revolving credit loan balance was approximately $1.9 million on December 31, 2021, compared with $2.0 million on September 30, 2021, and $1.9 million as of December 31, 2020.

As previously announced, the Company has been designing, specifying, and ordering advanced OLED manufacturing equipment under its $34 million in Defense Production Act Title III funding and $5 million IBAS funding grants. The Company has placed orders for all major pieces of equipment funded by these programs, including an order for an advanced, production-capable dPd organic deposition tool that is expected to improve yield and throughput of this innovative technology by the end of 2023. Overall, the Company remains on track and on budget with the requirements of these important government grants and anticipates improvements in manufacturing yield and reliability over the next 24 months as this equipment is qualified and added to the production line.

About eMagin Corporation
eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers, and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Forward-Looking Statements and Statement on Preliminary Results

The foregoing information reflects management’s estimate with respect to total revenues and other financial metrics including backlog, cash and borrowing availability, based on currently available information, which is preliminary and unaudited, is not a comprehensive statement of eMagin’s financial results and is subject to completion of the Company’s financial closing procedures. The final results that will be issued upon completion of the Company’s closing procedures may vary from these preliminary estimates.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding eMagin Corporation’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in any Form 10-Q filed by eMagin, and in other documents we file with the SEC from time to time.

Source: eMagin Corporation

eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7951
mkoch@emagin.com

Sharon Merrill Associates, Inc.

Nicholas Manganaro

Vice President

617-542-5300
eman@investorrelations.com